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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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FIRST CHESTER COUNTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST CHESTER COUNTY CORPORATION
9 North High Street
West Chester, Pennsylvania 19380
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD            , 2009

TO OUR SHAREHOLDERS:

        Notice is hereby given that a Special Meeting of the shareholders of First Chester County Corporation (the "Corporation") will be held on            at                  , for consideration of and action by the holders of the Corporation's common stock upon the following matters:

          1.     To amend the Corporation's Articles of Incorporation to authorize the issuance of 30,000 shares of preferred stock, $0.01 par value per share, which would be issued solely in connection with the Corporation's participation in the Capital Purchase Program instituted by the U.S. Department of Treasury and to make a related technical correction;

          2.     Subject to the approval of the foregoing proposal, to amend the Corporation's Articles of Incorporation and By-Laws, to permit compliance with the terms of the Capital Purchase Program;

          3.     To amend the Articles of Incorporation and By-Laws to permit the issuance of uncertificated shares;

          4.     To adjourn, if necessary, the Special Meeting to a later date if, at the time of the Special Meeting, there are insufficient votes to approve any of the foregoing proposals and additional time is needed to permit further solicitation of proxies; and

          5.     To transact such other business as may properly come before the Special Meeting.

        The Board of Directors has fixed the close of business on                  as the record date for the determination of holders of stock of the Corporation entitled to notice of, and to vote at, the Special Meeting.

        The Board of Directors invites you to attend the Special Meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy card to assure that your shares are represented at the Special Meeting. Returning your proxy card does not deprive you of your right to attend the Special Meeting and vote your shares in person.

        If you hold your shares in a brokerage account or if your shares are held by a custodian or other nominee: Please be sure to mark your voting choices on the voting instruction card that accompanies this Proxy Statement. If you fail to specify your voting instructions for the proposal to amend the Articles of Incorporation, your shares will not be voted and will have the same effect as a vote "against" this proposal. Returning your voting instruction card does not deprive you of your right to attend the Special Meeting and vote your shares in person; however, if you want to vote your shares in person, you must follow the procedures set forth on the voting instruction card.

By Order of the Board of Directors
John B. Waldron Secretary

West Chester, Pennsylvania

VOTING SECURITIES OF THE CORPORATION	1
PROPOSAL 1—TO APPROVE AMENDMENTS TO THE CORPORATION'S ARTICLES OF INCORPORATION RELATED TO THE AUTHORIZATION OF 30,000 SHARES OF PREFERRED STOCK, $0.01 PAR VALUE PER SHARE	2
General	2
Capital Purchase Program	3
Description of the Program Preferred Shares	3
Restrictions on Executive Compensation and Corporate Governance Requirements	5
Pro Forma Financial Information	5
Forward-Looking Statements	5
Possible Effects to Holders of Common Stock	5
Amendments of Certain Executive Agreements; Waivers from Certain Senior Executive Officers	6
PROPOSAL 2—TO APPROVE AMENDMENTS TO THE CORPORATION'S ARTICLES OF INCORPORATION AND BY-LAWS, SUBJECT TO THE APPROVAL OF PROPOSAL 1, TO PERMIT COMPLIANCE WITH THE TERMS OF THE CAPITAL PURCHASE PROGRAM	7
PROPOSAL 3—TO APPROVE AMENDMENTS TO THE CORPORATION'S ARTICLES OF INCORPORATION AND BY-LAWS TO PERMIT THE ISSUANCE OF UNCERTIFICATED SHARES	7
PROPOSAL 4—ADJOURNMENT	8
OTHER INFORMATION	9
Share Ownership of Named Executive Officers, Directors and Certain Beneficial Owners	9
Shareholder Proposals	11
Incorporation of Certain Information by Reference	11
APPENDIX "A" Proposed Preferred Stock Amendments to the Corporation's Articles of Incorporation	A-1
APPENDIX "B" CPP Terms	B-1
APPENDIX "C" Proposed CPP Program Amendments to the Corporation's Articles of Incorporation and By-Laws	C-1
APPENDIX "D" Proposed Uncertificated Share Amendments to the Corporation's Articles of Incorporation and By-Laws	D-1
PRO FORMA FINANCIAL INFORMATION	F-1

FIRST CHESTER COUNTY CORPORATION
9 North High Street
West Chester, Pennsylvania 19380

PROXY STATEMENT

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON                         , 2009: A COPY OF THE PROXY STATEMENT AND ANY ADDITIONAL SOLICITATION MATERIALS PERTAINING TO THE SOLICITATION OF PROXIES FOR THIS SPECIAL MEETING THAT MAY BE SENT OR PUBLISHED FROM TIME TO TIME ARE OR WILL BE AVAILABLE AT                         .

        This Proxy Statement is furnished and is being mailed with the accompanying proxy card on or about                        in connection with the solicitation of proxies by the Board of Directors of First Chester County Corporation (the "Corporation") to be voted at the Special Meeting of Shareholders, and at any adjournment thereof, for the purposes stated in the Notice of Special Meeting of Shareholders and discussed more fully in this Proxy Statement. The Special Meeting will be held on                        at                         .

        Any person giving a proxy has the power to revoke it at any time before its exercise by a later dated proxy, delivery of a written revocation to the Secretary of the Corporation, or, after delivery to the Secretary of a written revocation of any prior proxies, attendance at the Special Meeting and voting in person. In the absence of contrary instructions, properly executed proxies, received and unrevoked, will be voted by the persons named in the proxy: (1) "FOR" the proposal to amend the Corporation's Articles of Incorporation to authorize the issuance of 30,000 shares of preferred stock, $0.01 par value per share, which would be issued solely in connection with the Corporation's participation in the Capital Purchase Program instituted by the U.S. Department of Treasury, and to make a related technical correction, (2) subject to the approval of the foregoing proposal, "FOR" the amendments to the Corporation's Articles of Incorporation and By-Laws to permit compliance with the terms of the Capital Purchase Program, (3) "FOR" the proposal to amend the Articles of Incorporation and By-Laws to permit the issuance of uncertificated shares, (4) "FOR" the proposal to adjourn, if necessary, the Special Meeting to a later date if, at the time of the Special Meeting, there are insufficient votes to approve any of the foregoing proposals and additional time is needed to permit further solicitation of proxies, and (5) in their discretion with respect to such other business as may properly come before the Special Meeting. The Corporation knows of no such other business as of the date of this Proxy Statement.

        The Corporation will bear the entire cost of soliciting proxies for the Special Meeting. In addition to the use of mails, proxies may be solicited by personal interview, telephone or other means of communication by the Corporation's directors, officers and employees. The Corporation may also, in its discretion, retain the services of an independent proxy solicitor.

VOTING SECURITIES OF THE CORPORATION

        Only shareholders of record at the close of business on                        (the "record date") are entitled to notice of, and to vote at, the Special Meeting. As of January 26, 2009, there were 6,240,405 shares of common stock outstanding and entitled to vote at the Special Meeting, each entitled to one vote per share. The holders of a majority of the outstanding shares of common stock of the Corporation, present either in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. If a broker holds shares of common stock in street name for the benefit of any of its customers, and returns a signed proxy for such shares, the shares represented by such proxy will be considered present at the Special Meeting and will be counted towards a quorum.

        Approval of the proposals to amend the Articles of Incorporation and By-Laws require the affirmative votes of the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting. Abstentions will have the same effect on the outcome of such vote as a "no" vote. If a broker holds shares of common stock for the benefit of any of its customers returns a signed proxy but does not receive voting instructions from the beneficial owners of such shares (a "broker non-vote"), the shares will not be voted and will have the same effect on the outcome of such vote as a "no" vote.

        Approval of the proposal to adjourn the Special Meeting, if necessary, requires the vote of the holders of a majority of the shares having voting powers, present in person or by proxy. Abstentions will have the same effect on the outcome of such vote as a "no" vote. Broker non-votes will have no effect on the outcome of such vote.

        As of January 26, 2009, the Wealth Management Division of First National Bank of Chester County (the "Bank"), a wholly-owned subsidiary of the Corporation held 417,984 shares of common stock of the Corporation, representing 6.70% of the total outstanding shares of the Corporation's common stock. Of these shares, 39,272 shares (0.63%% of the total outstanding shares) are held in accounts where the Bank is sole trustee or executor and may not be voted by the Bank's Wealth Management Division on the proposal to amend the Corporation's Articles of Incorporation and By-Laws or to adjourn the Special Meeting. The remaining 378,712 shares of common stock (6.07% of the total outstanding shares) are held in accounts where the Bank is co-trustee, agent or custodian, and these shares may not be voted by the Bank without the authorization of the other co-trustee or principal.

PROPOSAL 1—TO APPROVE AMENDMENTS TO THE CORPORATION'S ARTICLES OF INCORPORATION RELATED TO THE AUTHORIZATION OF 30,000 SHARES OF PREFERRED STOCK, $0.01 PAR VALUE PER SHARE

General

        We are asking you to approve a proposal to amend the Corporation's Articles of Incorporation to authorize the issuance of 30,000 shares of preferred stock, $0.01 par value per share, and a related technical correction. Such shares, if issued, would be issued in connection with the program instituted by the U.S. Department of Treasury to provide additional capital to U.S. financial institutions. This program is referred to as the Capital Purchase Program and is more fully described below. The primary amendment would authorize the Board of Directors to designate the rights, privileges and other attributes of the preferred stock as are necessary or advisable to enable the Corporation to participate in the Capital Purchase Program. A second amendment would make a technical correction to the Articles of Incorporation that is necessary if the Articles of Incorporation are amended to authorize Preferred Stock.

        The Board of Directors has unanimously approved the amendments to the Corporation's Articles of Incorporation and believes such action to be in the best interests of the Corporation and its shareholders. The complete text of the form of the amendments to the Corporation's Articles of Incorporation related to the authorization of preferred stock is set forth in Appendix "A" to this Proxy Statement (the "Preferred Stock Amendments").

        Currently, the Corporation's Articles of Incorporation authorize the issuance of 25,000,000 shares of common stock and do not authorize the issuance of any class of preferred stock. Assuming approval of the Preferred Stock Amendments, the total number of shares of stock of each class which the

Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$1.00	25,000,000
Preferred	$0.01	30,000
Total		25,030,000

Capital Purchase Program

        The United States government enacted the Emergency Economic Stabilization Act of 2008 (the "EESA") in order to provide liquidity and stability to the financial system in the United States. Pursuant to the EESA, on October 14, 2008, the United States Department of the Treasury (the "Treasury") announced a voluntary Capital Purchase Program (the "Program") to encourage United States financial institutions to raise additional capital to increase the flow of financing to United States businesses and consumers and to support the United States economy in general. Under this Program, the Treasury has announced that it will purchase up to $250 billion of senior preferred shares in qualifying U.S. financial institutions, as determined by the Treasury. The Treasury intends the Program to attract broad participation by healthy institutions, and already the Treasury has purchased preferred stock under this program from numerous large and small banks in the approximate aggregate amount of $195 billion.

        The Corporation is an eligible institution under the Program. The Program provides access to capital which may not otherwise be available to financial institutions in the current market. The Corporation would utilize such additional capital to enhance shareholder value by providing funds to facilitate further asset growth. Accordingly, the Corporation filed an application to participate in the Program, and has received preliminary approval from the Treasury to participate in the amount of $25 million (or approximately 2.3% of the Corporation's risk-weighted assets as of December 31, 2008), on the terms and conditions described in this Proxy Statement. The following summarizes the material provisions of the Program as it would apply to the Corporation and was prepared based on a summary of the Program published by the Treasury. The terms of the Program are subject to change by the Treasury and expressly subject to the detailed terms of the Program agreements to be prepared by the Treasury and executed by the Corporation to evidence the transaction. Further information regarding the Program (including the most up-to-date terms and conditions) is published from time to time on the Treasury's Internet website, available at http://www.treas.gov/initiatives/eesa/.

Description of the Program Preferred Shares

        The proposed Preferred Stock Amendments would authorize 30,000 shares of preferred stock, $0.01 par value per share, with only such voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, and special or relative rights (may be referred to herein collectively as "preferences"), if any, that are necessary or advisable to enable the Corporation to participate in the Program. The proposed Preferred Stock Amendments are set forth in Appendix "A". If approved, the proposed Preferred Stock Amendments would permit the Board of Directors of the Corporation to designate the preferences of two series of Preferred Stock as required for participation in the Program. One series (the "Program Preferred Shares") will have a liquidation value of $25 million. The second series (the "Warrant Preferred Shares") will be issued upon exercise of warrants that will be issued to Treasury upon issuance of the Program Preferred Shares. The Warrant Preferred Shares will have a liquidation value of $1.25 million. A summary of the terms and conditions applicable to the Program Preferred Shares and the Warrant Preferred Shares as issued by the Treasury is attached hereto as Appendix "B".

        The Program Preferred Shares and Warrant Preferred Shares (collectively, the "Preferred Shares") will constitute Tier 1 capital and will:

  •
  rank senior to common stock;

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  pay cumulative quarterly dividends (for the Program Preferred Shares, at the rate of 5% per annum for five years and 9% per annum thereafter, and for the Warrant Preferred Shares, at the rate of 9% per annum); and

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  will be non-voting, other than having class voting rights on the issuance of any shares ranking senior to the Program Preferred Shares, any amendment to the terms of the Program Preferred Shares or any merger, exchange or similar transaction which would adversely affect the rights of the Program Preferred Shares.

        A participating institution may not redeem Program Preferred Shares during the first three years after issuance except with the proceeds of a "qualified equity offering" generating gross proceeds of not less than 25% of the issue price of Program Preferred Shares. A "qualified equity offering" means an offering of Tier 1 qualifying perpetual preferred stock or common stock for cash (other than any sales made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008). After the third anniversary of issuance, a participating institution may redeem Program Preferred Shares without limitation. In all cases, the redemption price will be 100% of the issue price plus all accrued and unpaid dividends to the date of redemption. A participating institution may not redeem Warrant Preferred Shares unless the Program Preferred Shares have also previously been redeemed.

        So long as any of the Preferred Shares are outstanding, a participating institution may not, without the consent of the Treasury and subject to certain exceptions:

  •
  prior to the third anniversary of the date of issuance of the Program Preferred Shares, increase the amount of dividends paid on any shares ranking junior to the Program Preferred Shares, unless the Treasury has transferred all of the Preferred Shares to unaffiliated third parties;

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  after the third anniversary of the date of issuance of the Program Preferred Shares, increase the amount of dividends paid on any other equity securities, individually or in the aggregate, at a rate that is in excess of 103% of the amount of such dividends, individually or in the aggregate, as the case may be, unless the Treasury has transferred all of the Preferred Shares to unaffiliated third parties;

  •
  prior to the tenth anniversary of the date of issuance of the Program Preferred Shares, redeem or repurchase any shares of common stock, trust preferred securities, or other equity securities, unless prior to that time the Treasury has transferred all of the Preferred Shares to unaffiliated third parties, or

  •
  pay dividends on or redeem any shares of equity securities ranking junior to the Preferred Shares, unless all accrued dividends on the Preferred Shares have been paid in full.

        The Preferred Shares will be freely transferable by the Treasury, and a participating institution will be required to take all steps reasonably requested to facilitate the transfer of the Preferred Shares, including the filing of a shelf registration statement with the Securities and Exchange Commission covering the resale by the Treasury of these securities.

 Restrictions on Executive Compensation and Corporate Governance Requirements

        A participating institution is required to comply with certain executive compensation and corporate governance requirements so long as the Preferred Shares are outstanding. These requirements generally will:

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  limit the amount of severance paid to the Chief Executive Officer, Chief Financial Officer and three other most-highly compensated executive officers (each a "covered officer") to no more than 2.99 times the officer's average W-2 compensation over the five years prior to separation;

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  require the compensation committee to periodically evaluate the corporation's compensation program with the assistance of its chief risk officer to ensure that no incentive compensation plan could lead the covered officers to take unnecessary and excessive risks that could threaten the value of the corporation;

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  require any bonus plan to provide that any covered officer must surrender any bonus or incentive compensation paid on account of materially inaccurate financial statements or any other materially inaccurate performance metric; and

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  prohibit any participating institution from taking a deduction for federal tax purposes for compensation paid to any of the covered officers in excess of $500,000 for any year.

Pro Forma Financial Information

        We have included unaudited pro forma consolidated financial data in this Proxy Statement solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation and By-Laws that will permit us to participate in the Capital Purchase Program. Please refer to this information on pages F-1 through F-9.

Forward-Looking Statements

        This Proxy Statement contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and the Corporation. Forward-looking statements are identifiable by words of phrases such as that an event or trend "will", "would", "could", or "might" occur, or "continue" or that the Corporation or its management "believes", "anticipates", "expects", "estimates", or "intends" that a particular result or event will occur, or other words such as "respond", "consider" and "assuming" and variations of such words and similar expressions. The Corporation's ability to obtain approval of our shareholders of the proposed amendments and successfully satisfy all conditions and requirements for participation in the Program is not assured and is to some extent dependent on factors outside of the Corporation's control. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Possible Effects to Holders of Common Stock

        Based on the term sheet provided by the Treasury attached as Appendix "B" herewith, current holders of the Corporation's common stock may be affected as follows by the issuance of Preferred Shares under the Program:

        Restrictions on Dividends.    For as long as any Preferred Shares are outstanding, no dividends may be declared or paid on common shares, unless all accrued and unpaid dividends on the Preferred Shares have been fully paid. In addition, unless Treasury has transferred all of the Preferred Shares to an unaffiliated third party or the Corporation has redeemed the Preferred Shares in full, the consent of the Treasury will be required for any increase in the per share dividends on common shares until the third anniversary of the date of the Preferred Shares investment and, thereafter, for any increase in aggregate common dividends per share greater than 3% per annum. After the tenth anniversary of issuance of the Preferred Shares, the Corporation will be prohibited from paying any dividend until all Preferred Shares held by the Treasury are redeemed or the Treasury has transferred all of such equity securities to third parties.

        Repurchases.    For as long as any Preferred Shares are outstanding, the Corporation may not repurchase or redeem any common shares, unless all accrued and unpaid dividends on the Preferred Shares have been fully paid. In addition, unless Treasury has transferred all of the Preferred Shares to an unaffiliated third party or the Corporation has redeemed the Preferred Shares in full, the consent of the Treasury will be required for any repurchases of common shares until the tenth anniversary of the date of the Treasury investment. After the tenth anniversary of issuance of the Preferred Shares, the Corporation will be prohibited from redeeming or repurchasing any shares of common stock until all Preferred Shares held by the Treasury are redeemed or the Treasury has transferred all of such equity securities to third parties.

        Voting Rights.    The Preferred Shares will be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Preferred Shares, (ii) any amendment to the rights of the Preferred Shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Preferred Shares.

        Right to Elect Directors.    If dividends on the Preferred Shares are not paid in full for six dividend periods, whether or not consecutive, the number of directors of the Corporation will automatically be increased by two and the holders of Preferred Shares will have the right to elect such two directors. Such right to elect directors will end when full dividends have been paid for at least four quarterly periods.

        Liquidation Preference.    In the event of a liquidation of the Corporation, the Preferred Stock will have a liquidation preference of $1,000 per share which must be paid before the common stock receives any proceeds of any such liquidation.

        Dilution.    The issuance of Preferred Shares will reduce the amount of net earnings available per common share due to the payment of dividends on the Preferred Shares, as reflected in the pro forma financial information beginning on page F-1.

Amendments of Certain Executive Agreements; Waivers from Certain Senior Executive Officers

        In anticipation of participating in the Program, the Corporation and certain of its senior executive officers who may be deemed to be covered officers have already executed amendments to their existing employment, change of control, or severance benefit agreements, as the case may be, in order to ensure compliance with the restrictions on executive compensation described above. Additionally, prior to closing on the investment, the Treasury requires that the Corporation's chief executive officer, chief financial officer and next three most highly compensated executive officers execute a waiver releasing the Treasury from any claims that they might have against the Treasury as a result of the issuance of any federal regulations that require the modification of the terms of their agreements with respect to compliance with the implementation of the executive compensation standards described above.

        The Board of Directors recommends a vote "FOR" the proposal to amend the Corporation's Articles of Incorporation to authorize the issuance of 30,000 shares of preferred stock, $0.01 par value per share and to make a related technical correction.

 PROPOSAL 2—TO APPROVE AMENDMENTS TO THE CORPORATION'S ARTICLES OF INCORPORATION AND BY-LAWS, SUBJECT TO THE APPROVAL OF PROPOSAL 1, TO PERMIT COMPLIANCE WITH THE TERMS OF THE CAPITAL PURCHASE PROGRAM

        As described above in the discussion of Proposal 1, the purpose of that proposal is to permit the Corporation to participate in the Treasury's Capital Purchase Program (the "Program"). Participation in the Program will require the Corporation to satisfy various requirements of the Program, including the condition discussed above that would permit the holders of Preferred Shares to elect two directors if dividends on the Preferred Shares are not paid in full for six dividend periods, whether or not consecutive. Such right to elect directors will end when full dividends have been paid for at least four quarterly periods.

        Presently, the Corporation's Articles of Incorporation and By-Laws contain two provisions that are inconsistent with the foregoing right of the holders of Preferred Shares that are proposed to be amended as follows:

  •
  First, Article 8 of the Corporation's Articles and Section 3.10 of the By-Laws require any director of the Corporation to be a shareholder of the Corporation. In the event that the holders of Preferred Shares become entitled to elect directors, the persons who they may wish to elect may or may not be shareholders of the Corporation. Thus, we propose to amend the Articles and By-Laws to add an exception to the qualification that a director must be a shareholder of the Corporation to the extent that the Articles, as amended from time to time, provide otherwise. The proposed amendment would allow us to set forth in the designation of the preferences of the Preferred Shares that a director elected pursuant to such provision would not be subject to this qualification.

  •
  Second, Article 8 of the Corporation's Articles and Section 3.02 of the By-Laws provide that the Board of Directors of the Corporation have the exclusive power to fill any vacancy on the Board of Directors. In the event that the holders of Preferred Shares become entitled to elect directors, that right would be in contradiction of such provisions. Thus, we propose to amend the Articles and By-Laws to add an exception to these provisions to the extent that the Articles, as amended from time to time, provide otherwise. The proposed amendment would allow us to set forth in the designation of the preferences of the Preferred Shares that the holders of Preferred Shares will have the right to elect two directors under the circumstances described above.

        The specific text of the proposed amendments to the Corporation's Articles and By-Laws are set forth in Appendix "C" to this Proxy Statement and may be referred to as the "CPP Compliance Amendments".

        The Board of Directors recommends a vote "FOR" the CPP Compliance Amendments which would amend the Corporation's Articles of Incorporation and By-Laws to permit compliance with the terms of the Capital Purchase Program.

 PROPOSAL 3—TO APPROVE AMENDMENTS TO THE CORPORATION'S ARTICLES OF INCORPORATION AND BY-LAWS
TO PERMIT THE ISSUANCE OF UNCERTIFICATED SHARES

        In recent years, the investment community has encouraged the use of electronic registration of securities as a means to reduce the costs of holding and transferring securities. Each of the national stock exchanges now requires listed companies to be able to issue uncertificated shares in order to be eligible to participate in the electronic registration system known as "Direct Registration System". The Direct Registration System allows investors to have securities registered in their names without the issuance of physical certificates and allows investors to electronically transfer securities to broker-dealers in order to effect transactions without the risks and delays associated with transferring physical certificates.

        In order for the Corporation's shareholders to enjoy the benefits of the Direct Registration System, the Corporation's Articles of Incorporation must be amended to permit issuance of shares in uncertificated form (also known as "book-entry shares"). Corresponding changes to the Corporation's By-Laws are also required to accommodate the use of book-entry shares. The Board of Directors has approved amendments to the Corporation's Articles of Incorporation and By-Laws, subject to the approval of the shareholders, to provide for the issuance of uncertificated shares. The proposed amendments (the "Uncertificated Share Amendments") are set forth in Appendix "D" to this Proxy Statement.

        The Uncertificate Share Amendments would only permit the use of uncertificated shares and do not require the use of uncertificated shares. Shareholders who currently hold stock certificates will not be required to surrender their existing stock certificates if the Uncertificate Share Amendments are adopted. Shareholders of the Corporation may benefit from the implementation of this proposal in various ways, including:

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  Increased efficiency of transfers and sales;

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  Increased trading flexibility—shareholders can trade at any time and not risk "missing the market" because of delays associated with the handling of physical certificates;

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  Reduced lost or stolen certificates and replacement fees; and/or

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  Reduced risk of fraudulent presentation of previously cancelled certificates.

        The Corporation may obtain some or all of the following benefits upon eliminating the need for physical stock certificates, including:

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  Reduced costs for printing, storage, insurance, postage and envelopes to mail certificates to shareholders;

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  Reduced risk of previously cancelled certificates being fraudulently presented as valid instruments, which minimizes risk for the Corporation, brokers and shareholders; and/or

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  Reduced costs attributable to lost certificate processing and related shareholder inquiries and correspondence.

        For all of the above reasons, the Board of Directors of the Corporation believes that amending the Articles of Incorporation and By-Laws to permit the issuance of uncertificated shares is in the best interests of the Corporation and its shareholders.

        The Board of Directors recommends a vote "FOR" the proposal to amend the Corporation's Articles of Incorporation and By-Laws to permit the issuance of uncertificated shares.

 PROPOSAL 4—ADJOURNMENT

        In the event that the Corporation does not have sufficient votes to approve and adopt any of the foregoing proposals at the Special Meeting, the Corporation may desire to adjourn the Special Meeting to permit further solicitation of proxies. If the Corporation adjourns the Special Meeting, the Corporation will not give notice of the time and place of the adjourned meting other than by an announcement of such time and place at the Special Meeting.

        The Board of Directors recommends a vote "FOR" the adjournment proposal.

OTHER INFORMATION

Share Ownership of Named Executive Officers, Directors and Certain Beneficial Owners

        The following table sets forth, as of January 26, 2009, unless otherwise noted, the number and percentage of shares of common stock which, according to the information supplied to the Corporation, are beneficially owned by: (i) each of the Named Executive Officers, (ii) each of the directors of the Corporation, (iii) each holder who is the beneficial owner of more than five percent (5%) of the issued and outstanding shares of common stock (other than the Wealth Management Division of the Bank whose holdings are described in the section of this Proxy Statement entitled "Voting Securities"), and (iv) all directors and executive officers of the Corporation as a group. A person owns his shares directly as an individual unless otherwise indicated.

	Number of Shares(1)(2)		Percentage(3)
NAMED EXECUTIVE OFFICERS
John A. Featherman, III	96,882	(4)	1.55%
Kevin C. Quinn	55,216	(5)	—
John E. Balzarini	13,432	(6)	—
Clay T. Henry	4,962	(7)	—
Deborah R. Pierce	3,750	(8)	—
CLASS I DIRECTORS (TERM EXPIRING IN 2009)
Clifford E. DeBaptiste	156,270	(9)	2.50%
Lynn Marie Johnson-Porter	51	(10)	—
John B. Waldron	15,224	(11)	—
James M. Deitch	83,932	(12)	1.34%
CLASS II DIRECTORS (TERM EXPIRING IN 2010)
Brian K. Campbell	13,450	(13)	—
M. Robert Clarke	25,300	(14)	—
Matthew S. Naylor	1,000	(15)	—
David L. Peirce	38,775	(16)	—
Kevin C. Quinn	55,216	(5)	—
CLASS III DIRECTORS (TERM EXPIRING IN 2011)
John A. Featherman, III	96,882	(4)	1.55%
John S. Halsted	25,414	(17)	—
J. Carol Hanson	20,268	(18)	—
Edward A. Leo	6,100	(19)	—
BENEFICIAL OWNERS
Banc Fund V, L.P., et al.	369,503	(20)	5.92%
208 South LaSalle Street
Chicago, Illinois 60604
All directors and executive officers as a group (32 persons)	643,623	(21)	9.96%

(1)
Shares of Common Stock which are held in the Corporation's retirement savings plan (the "Retirement Savings Plan") are reported as of January 26, 2009, the most recent date for which such information is available. The voting of shares held in the Retirement Savings Plan may be directed by the person for whose account such shares are held.

(2)
Totals include (i) shares that may be acquired within sixty days after January 26, 2009 ("Option Shares") through the exercise of stock options and (ii) shares of restricted stock ("Restricted Shares") which are non-transferable until such time as they vest. Restricted Shares that are included in this table are referred to in this Proxy Statement as either the "Restricted Shares (2007)" (which were granted on March 8, 2007) or "Restricted Shares (2008)" (granted on February 7, 2008). One-third of the Restricted Shares (2007) vest on each of the following dates: March 8, 2008, March 8, 2009 and March 8, 2010, subject to continued employment and satisfaction of other conditions set forth in a restricted stock agreement. The Restricted Shares (2008) will not vest until February 7, 2011, subject to the Corporation's performance as set forth in a restricted stock agreement.

(3)
Percentages are omitted for those owning less than one percent of the shares of Common Stock outstanding.

(4)
Mr. Featherman has sole voting and investment power of 55,478 shares, including 25,150 shares held in an IRA account, 2,000 Restricted Shares (2007) and 4,500 Restricted Shares (2008). Mr. Featherman shares, with his wife, voting and investment power of 9,096 shares. Mr. Featherman's wife has sole voting and investment power of 2,751 shares. Total includes 10,857 shares held in the Retirement Savings Plan and 18,700 Option Shares.

(5)
Mr. Quinn has sole voting and investment power of 13,500 shares, including 2,000 Restricted Shares (2007) and 4,500 Restricted Shares (2008). Mr. Quinn shares, with his wife, voting and investment power of 322 shares. Mr. Quinn's wife holds 2,140 shares in a retirement plan. Mr. Quinn shares, with his mother, voting and investment power of 220 shares. Total includes 6,584 shares held in the Retirement Savings Plan and 32,450 Option Shares.

(6)
Mr. Balzarini has sole voting and investment power of 10,051 shares, including 1,000 Restricted Shares (2007) and 2,250 Restricted Shares (2008). Total includes 3,381 shares held in the Retirement Savings Plan.

(7)
Mr. Henry has sole voting and investment power of 4,962 shares, including 1,000 Restricted Shares (2007) and 2,250 Restricted Shares (2008).

(8)
Ms. Pierce has sole voting and investment power of 3,750 shares, including 1,000 Restricted Shares (2007) and 2,250 Restricted Shares (2008). Effective October 29, 2008, the position of Executive Vice President for Human Resources and Administration of the Bank was eliminated as part of an internal organizational restructuring. As a result, Ms. Pierce, who had held this position, is no longer employed by the Bank.

(9)
Mr. DeBaptiste has sole voting and investment power of 139,770 shares. Total includes 16,500 Option Shares.

(10)
Ms. Johnson-Porter shares, with her mother, voting and investment power of 51 shares.

(11)
Mr. Waldron has sole voting and investment power of 220 shares. Mr. Waldron shares, with his wife, voting and investment power of 9,504 shares. Total includes 5,500 Option Shares.

(12)
Mr. Deitch has sole voting and investment power of 38,432 shares. Total includes 45,500 Option Shares.

(13)
Mr. Campbell has sole voting and investment power of 13,450 shares.

(14)
Mr. Clarke has sole voting and investment power of 2,200 shares. Mr. Clarke shares, with his wife, voting and investment power of 6,600 shares. Total includes 16,500 Option Shares.

(15)
Mr. Naylor has sole voting and investment power of 1,000 shares.

(16)
Mr. Peirce has sole voting and investment power of 22,275 shares, including 2,200 shares held in an IRA account. Total includes 16,500 Option Shares.

(17)
Mr. Halsted has sole voting and investment power of 8,315 shares. Mr. Halsted's wife has sole voting and investment power of 599 shares. Total includes 16,500 Option Shares.

(18)
Ms. Hanson has sole voting and investment power of 3,768 shares. Total includes 16,500 Option Shares.

(19)
Mr. Leo has sole voting and investment power of 6,100 shares.

(20)
According to a Schedule 13G/A jointly filed with the SEC on February 11, 2008 by Bank Fund V L.P. ("BF V"), an Illinois Limited Partnership, Banc Fund VI L.P. ("BF VI"), an Illinois Limited Partnership, and Banc Fund VII L.P. ("BF VII"), an Illinois limited partnership (collectively, the "Reporting Persons"), the Reporting Persons beneficially owned, in the aggregate, 369,503 shares at December 31, 2007. The general partner of BF V is MidBanc V L.P. ("MidBanc V"), whose principal business is to be a general partner of BF V. The general partner of BF VI is MidBanc VI L.P. ("MidBanc VI"), whose principal business is to be a general partner of BF VI. The general partner of BF VII is MidBanc VII L.P. ("MidBanc VII"), whose principal business is to be a general partner of BF VII. MidBanc V, MidBanc VI, and MidBanc VII are Illinois limited partnerships. The general partner of MidBanc V, MidBanc VI, and MidBanc VII (the "Partnership entities") is the Banc Funds Company, L.L.C. ("TBFC"), whose principal business is to be a general partner of MidBanc V, MidBanc VI, and MidBanc VII. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore is President of TBFC. He has also been manager of BF V, BF VI, and BF VII since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the issuer held by each of those entities. Mr. Moore is also the controlling member of TBFC, and therefore controls each of the Partnership entities directly and indirectly controlled by TBFC. According to a Form 13F-HR filed with the SEC on November 13, 2008, as of the quarter ended September 30, 2008, TBFC beneficially owned 422,054 shares.

(21)
Of the total shares beneficially owned by all directors and executive officers as a group, 220,461 shares are Option Shares and 33,336 shares are held in the Retirement Savings Plan.

Shareholder Proposals

        The Corporation expects that its next annual meeting of shareholders will be held in early May 2009. Any proposal of a shareholder intended to be presented for action at the annual meeting would have to have been received by the Corporation in writing at its main office in West Chester, Pennsylvania, no later than November 14, 2008, to be considered timely received for inclusion in the Proxy Statement and form of appointment of proxy distributed by the Corporation in connection with that meeting.

        Shareholders intending to present proposals at the next annual meeting and not intending to have such proposals included in the Corporation's next Proxy Statement must send their proposals to the Corporation's Secretary at the address given in the prior paragraph not later than January 29, 2009. If notification of a shareholder proposal is not received by such date, the proxies may vote, in their discretion, any and all of the proxies received in this solicitation against such proposal.

Incorporation of Certain Information by Reference

        The SEC's rules permit us to incorporate by reference information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document without stating that information in this document. Any information incorporated by reference into this Proxy Statement is considered to be part of this Proxy Statement from the date we file that document. Any reports filed by us with the SEC after the date of this Proxy Statement will automatically update and, where applicable, supersede any information contained in this Proxy Statement or incorporated by reference into this Proxy Statement. Accordingly, we hereby incorporate herein by reference the financial statements and footnotes thereto filed with the SEC:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and

  •
  Our Registration Statement on Form S-4/A filed with the SEC on October 30, 2008.

        The Corporation will provide to each person solicited, without charge, upon request in writing, a copy of any document referred to above that have been or may be incorporated by reference into this Proxy Statement, excluding exhibits. Requests should be directed to Mr. John Stoddart, Shareholder Relations Officer, First Chester County Corporation, 9 North High Street, West Chester, Pennsylvania, 19380. These documents are also available on the SEC's website: www.sec.gov.

By Order of the Board of Directors

John B. Waldron Secretary

West Chester, Pennsylvania

APPENDIX "A"

Proposed Preferred Stock Amendment to the Corporation's Articles of Incorporation

        The Board of Directors of the Corporation has approved the amendment of the Corporation's Articles of Incorporation, subject to the approval of the shareholders of the Corporation, as follows:

        (A)    The current Article V of the Articles of Incorporation of the Corporation shall be deleted in its entirety and a new Article V shall be amended and restated in its entirety to read as follows:

ARTICLE V

    The aggregate number of shares of capital stock which the Corporation shall have authority to issue is twenty-five million thirty thousand (25,030,000), consisting of twenty-five million (25,000,000) shares of common stock with a par value of $1.00 per share ("Common Stock") and thirty thousand (30,000) shares of preferred stock with a par value of $0.01 per share ("Preferred Stock"). The Board of Directors is hereby authorized from time to time in one or more series or classes, as board designated Preferred Stock pursuant to Section 1522 of the Pennsylvania Business Corporation Law, to provide by resolution for the issuance of shares of Preferred Stock is such series or classes for the purpose of permitting the Corporation to participate in the TARP Capital Purchase Program (the "Program") instituted by the United States Department of Treasury pursuant to the Emergency Economic Stabilization Act of 2008, as now existing or as the same may from time to time hereafter be amended. Such series or classes of Preferred Stock shall have only such voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, and special or relative rights (collectively referred to herein as "preferences"), if any, as are necessary, or which the Board may find advisable, to enable the Corporation to participate in the Program, or, in the reasonable business judgment of the Board, to take advantage of attributes of the Program, all to the full extent now or hereafter permitted by the Business Corporation Law. Upon issuance of any class or series of Preferred Stock as provided in the foregoing sentence, the voting, dividend, liquidation and other rights of the holders of the Common Stock will be subject to and qualified by the rights, powers and other preferences of the holders of the Preferred Stock as may be designated by resolution of the Board of Directors with respect to any such series or class of Preferred Stock as authorized herein. Notwithstanding the foregoing, holders of shares of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of shareholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to these Articles of Incorporation that relates solely to the terms of one or more outstanding series or classes of Preferred Stock if the holders of such affected series or class are entitled, either separately or together with the holders of one or more other such series or classes, to vote thereon pursuant to these Articles of Incorporation or the Business Corporation Law or as may be designated by resolution of the Board of Directors with respect to any such series or class of Preferred Stock authorized as provided herein.

        (B)    In each instance in which the phrase "outstanding voting securities" appears in the Articles of Incorporation, it will be replaced with the phrase "outstanding capital stock entitled to vote generally in the election of directors".

A-1

APPENDIX "B"

TARP Capital Purchase Program
(Non-Public QFIs, excluding S Corps and Mutual Organizations)

Preferred Securities

Summary of Preferred Terms

        Issuer:    Qualifying Financial Institution ("QFI") means (i) any top-tier Bank Holding Company ("BHC") or top-tier Savings and Loan Holding Company ("SLHC") that engages solely or predominantly in activities permissible for financial holding companies under relevant law, that in either case is not publicly traded(1), (ii) U.S. bank or U.S. savings association organized in a stock form that are neither publicly traded nor controlled by a BHC or SLHC, or (iii) U.S. bank or U.S. savings association that is not publicly traded and is controlled by a SLHC that is not publicly traded and does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law, other than S Corporations and Mutual Depository Institutions. The term QFI shall not mean any institution that is controlled by a foreign bank or company. For purposes of this program, "U.S. bank", "U.S. savings association", "BHC" and "SLHC" means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

        "S" Corporation means any U.S. bank, U.S. savings association, BHC or SLHC organized as a corporation that has made a valid election to be taxed under Subchapter S of the U.S. Internal Revenue Code.

        "Mutual Depository Institution" means any U.S. bank, U.S. savings association, BHC or SLHC organized in a mutual form.

        Initial Holder:    United States Department of the Treasury (the "UST").

        Size:    QFIs may sell preferred to the UST subject to the limits and terms described below.

        Each QFI may issue an amount of Preferred equal to not less than 1% of its risk-weighed assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

        Security:    Preferred, liquidation preference $1,000 per share. (Depending upon the QFI's available authorized preferred shares, the UST may agree to purchase Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Preferred and issue depositary receipts.)

(1)
For the purposes of this term sheet "publicly traded" means a company (1) whose securities are traded on a national securities exchange and (2) required to file, under the federal securities laws, periodic reports such as the annual (Form 10-K) and quarterly (Form 10-Q) reports with either the Securities and Exchange Commission or its primary federal bank regulator. A company may be required to do so by virtue of having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which applies to all companies that are traded on an exchange or that have $10 million in assets and 500 shareholders of record or Section 15(d) of the Exchange Act which requires companies that have filed a registration statement under the Securities Act of 1933, as amended, and have 300 or more securityholders of record of the registered class to file reports required under Section 13 of the Exchange Act, e.g., periodic reports.

        Ranking:    Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

        Regulatory Capital Status:    Tier 1.

        Term:    Perpetual life.

        Dividend:    The Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Preferred issued by banks which are not subsidiaries of holding companies, the Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

        Redemption:    Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Preferred. After the third anniversary of the date of this investment, the Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period). All redemptions shall be subject to the approval of the QFI's primary federal bank regulator.

        "Qualified Equity Offering" shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash (other than any sales made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008)

        Restrictions on Dividends:    Subject to certain exceptions, for as long as any Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Preferred or common shares, unless (i) in the case of cumulative Preferred all accrued and unpaid dividends for all past dividend periods on the Preferred are fully paid or (ii) in the case of non-cumulative Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

        Common dividends:    The UST's consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment. After the third anniversary and prior to the tenth anniversary, the UST's consent shall be required for any increase in aggregate common dividends per share greater than 3% per annum; provided that no increase in common dividends may be made as a result of any dividend paid in common shares, any stock split or similar transaction. The restrictions in this paragraph no longer apply if the Preferred and Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and Warrant Preferred to third parties.

        Repurchases:    The UST's consent shall be required for any repurchases of equity securities or trust preferred securities (other than (i) repurchases of the Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the tenth anniversary of the date of this investment unless prior to such tenth anniversary the Preferred and the Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and the Warrant Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares if prohibited as described above under "Restrictions on Dividends."

        Other Dividend and Repurchase Restrictions:    From and after the tenth anniversary of the date of this investment, the QFI shall be prohibited from paying common dividends or repurchasing any equity securities or trust preferred securities until all equity securities held by the UST are redeemed in whole or the UST has transferred all of such equity securities to third parties.

        Voting Rights:    The Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Preferred, (ii) any amendment to the rights of Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Preferred.

        If dividends on the Preferred are not paid in full for six dividend periods, whether or not consecutive, the Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for (i) all prior dividend periods in the case of cumulative Preferred or (ii) four consecutive dividend periods in the case of non cumulative Preferred.

        Transferability:    The Preferred will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders' agreement or similar arrangement that may be in effect among the QFI and its stockholders at the tiem of the Preferred investment or thereafter; provided that the UST and its transferees shall not effect any transfer of the Preferred which would require the QFI to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act. If the QFI otherwise becomes subject to such reporting requirements, the QFI will file a shelf registration statement covering the Preferred as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the Preferred. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the Preferred.

        Executive Compensation:    As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefit plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

        Related Party Transactions:    For as long as the UST holds any equity securities of the QFI, the QFI and its subsidiaries will not enter into transactions with related persons (within the meaning of Item 404 under the SEC's Regulation S-K) unless (i) such transactions are on terms no less favorable to the QFI and its subsidiaries that could be obtained from an unaffiliated third party, and (ii) have been approved by the audit committee or comparable body of independent directors of the QFI.

 Summary of Warrant Terms

        Warrant:    The UST will receive warrants to purchase, upon settlement, a number of net shares of preferred stock of the QFI (the "Warrant Preferred") having an aggregate liquidation preference equal to 5% of the Preferred amount on the date of investment. The initial exercise price for the warrants shall be $0.01 per share or such greater amount as the charter may require as the par value per share of Warrant Preferred. The UST intends to immediately exercise the warrants.

        Term:    10 years

        Exercisability:    Immediately exercisable, in whole or in part.

        Warrant Preferred:    The Warrant Preferred shall have the same rights, preferences, privileges, voting rights and other terms as the Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all the Preferred has been redeemed.

        Transferability:    The warrants will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders' agreement or similar arrangement that may be in effect among the QFI and its stockholders at the time of this investment or thereafter; provided that the UST shall not effect any transfer of the warrants or underlying Warrant Preferred which would require the QFI to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act.

        If the QFI otherwise becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act, the QFI will file a shelf registration statement covering the warrants and the Warrant Preferred underlying the warrants as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the warrants and the Warrant Preferred underlying the warrants. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the warrants or the Warrant Preferred.

APPENDIX "C"

Proposed CPP Program Amendments to the
Corporation's Articles of Incorporation and By-Laws

        (I)    The Board of Directors of the Corporation has approved the amendment of the Corporation's Articles of Incorporation, subject to the approval of the shareholders of the Corporation of the Preferred Stock Amendment and the CPP Program Amendments, as follows:

          (A)  The penultimate sentence of Article 8 is proposed to be amended to add an exception at the beginning of such sentence and to be restated in its entirety to read as follows: "Except as otherwise provided in these Articles of Incorporation as they may be amended from time to time as provided herein, a Director must be a shareholder of the Corporation."

          (B)  The final sentence of Article 8 is proposed to be amended to add an exception at the beginning of such sentence and to be restated in its entirety to read as follows: "Except as otherwise provided in these Articles of Incorporation as they may be amended from time to time as provided herein, if a vacancy occurs on the Board of Directors of the Corporation after the first annual election of Directors for the class in which such Director sits, a majority of the remaining Directors shall have the exclusive power to fill the vacancy by electing a Director to hold office for the unexpired term in respect of which the vacancy occurred."

        (II)    The Board of Directors of the Corporation has approved the amendment of the Corporation's By-Laws, subject to the approval of the shareholders of the Corporation of the Preferred Stock Amendment and the CPP Program Amendments, as follows:

          (A)  The final sentence of Section 3.01 is proposed to be amended to add an exception at the beginning of such sentence and to be restated in its entirety to read as follows: "Except as otherwise provided in the Articles of Incorporation as they may be amended from time to time as provided therein, a Director must be a shareholder of the Corporation."

          (B)  Section 3.02 is proposed to be amended to add an exception at the beginning of such Section and to be restated in its entirety to read as follows: "Except as otherwise provided in the Articles of Incorporation as they may be amended from time to time as provided therein, if a vacancy occurs on the Board of Directors of the Corporation after the first annual election of Directors for the class in which such Director sits, a majority of the remaining Directors shall have the exclusive power to fill the vacancy by electing a Director to hold office for the unexpired term in respect of which the vacancy occurred."

C-1

APPENDIX "D"

Proposed Uncertificated Share Amendments to the
Corporation's Articles of Incorporation and By-Laws

        (I)    The Board of Directors of the Corporation has approved the amendment of the Corporation's Articles of Incorporation, subject to the approval of the shareholders of the Corporation, to add a new Article 12 to read in its entirety as follows:

ARTICLE 12

    Any or all classes or series of the Corporation's Common or Preferred Stock authorized by these Articles of Incorporation may be issued, in whole or in part, in certificated or uncertificated form, as provided under the Business Corporation Law of the Commonwealth of Pennsylvania.

        (II)    The Board of Directors of the Corporation has approved the amendment of the Corporation's By-Laws, subject to the approval of the shareholders of the Corporation, to conform the provisions relating to "Shares of Capital Stock" in Article VI to permit the use of certificated or uncertificated shares. Specifically, the amendments are as follows:

          (A)  Section 6.01 is proposed to be amended and restated in its entirety to read as follows:

              Section 6.01.    Stock Certificates; Uncertificated Shares.    The shareholders of the Corporation have the right to receive certificates evidencing their stock ownership or may hold shares in uncertificated book-entry form. If the shareholders elects to have uncertificated shares, stock certificates previously issued by the Corporation to evidence shares of common stock shall be surrendered to the Corporation. Within a reasonable period of time following (a) the surrender of certificated shares in exchange for uncertificated shares, (b) the issuance of uncertificated shares or (c) the transfer of uncertificated shares, the Corporation will deliver to the registered owner of such shares a written notice setting forth the rights and obligations of the shareholder and such other information as may be required by law. Notwithstanding the foregoing, every shareholder of record of fully paid Common Stock shall be entitled to a share certificate representing the shares owned by him.

          (B)  The first sentence of Section 6.03 is proposed to be amended to delete the reference to "share certificate" and to be restated in its entirety to read as follows: "Each shareholder, at the time of the issuance of shares to such shareholder, shall notify the Secretary of the Corporation in writing of the address to which such shareholder wishes notices relating to the business of the Corporation to be mailed to him."

          (C)  The first sentence of Section 6.04 is proposed to be amended to add a reference to shares "which have been issued in certificated shares" and to be restated in its entirety to read as follows: "Shares of the capital stock of the Corporation which have been issued in certificated form shall be transferable on the books of the Corporation only upon delivery of the certificates representing the same duly endorsed by the person in whose name such shares are registered or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer."

D-1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to the Corporation's historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of balance sheet data:

  •
  The issuance of $25 million of Program Preferred Shares and $1.25 million of Warrant Preferred Shares to the US Treasury under the Capital Purchase Program;

  •
  The application of the proceeds from the TARP Capital Purchase Program as described in note 2; and

  •
  The acquisition of American Home Bank, National Association.

        The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors described in the footnotes thereto. The unaudited pro forma information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

        The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our participation in the Capital Purchase Program is subject to our shareholders approving the proposed amendments to our Articles of Incorporation described in this Proxy Statement.

        We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation and By-laws that will permit us to participate in the Capital Purchase Program. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this proxy statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in our other reports filed with the SEC, which are specifically incorporated by reference in this proxy statement.

        The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

AS OF SEPTEMBER 30, 2008

(IN THOUSANDS, EXCEPT SHARE DATA)

	First Chester County Corporation	American Home Bank	Pro Forma Merger Adjustments		Pro Forma Combined	Pro Forma Impact of TARP Capital		Pro Forma Net
ASSETS
Cash and due from banks	$43,210	$2,541	$—		$45,751	$—		$45,751
Federal funds sold and other overnight investments	14,581	2,775	(2,139	)(1)	15,217			15,217
Interest bearing deposits	207	1,246	—		1,453			1,453

Total cash and cash equivalents	57,998	6,562	(2,139)		62,421	—		62,421
Investment securities available for sale	102,212	17,299			119,511			119,511
Loans held for sale	—	72,604	—		72,604			72,604
Loans (excluding loans held for sale)	808,931	117,795	(150	)(9)	926,576			926,576
Less: Allowance for loan and lease losses	(8,637)	(1,316)	—	(10)	(9,953)			(9,953)

Net loans	800,294	116,479	(150)		916,623	—		916,623
Premises and equipment, net	19,346	2,031	90		21,467			21,467
Due from mortgage investors	—	10,424	—		10,424			10,424
Bank owned life insurance	10,203	1,385	—		11,588			11,588
Net deferred tax asset	6,410	183	341	(2)	6,934			6,934
Mortgage servicing Rights	—	642	—		642			642
Derivative assets	—	856	—		856			856
Goodwill	—	1,353	3,208	(1)	4,561			4,561
Identifiable intangible assets	—	18	(18	)(1)	—			—
Other assets	5,733	5,555	—		11,288			11,288

Total assets	$1,002,196	$235,391	$1,332		$1,238,919	$—		$1,238,919

LIABILITIES AND SHAREHOLDERS EQUITY
Deposits
Non-interest-bearing	$129,125	$9,532	$—		$138,657	$—		$138,657
Interest bearing	632,394	168,039	201	(3)	800,634			800,634

Total Deposits	761,519	177,571	201		939,291			939,291
Federal Home Loan Bank and Other borrowings	148,585	37,300	142	(4)	186,027	(25,000	)(11)	161,027
Subordinated debt	15,465	—	—		15,465			15,465
Other Liabilities	9,274	2,203	2,696	(5)	14,173			14,173

Total Liabilities	934,843	217,074	3,039		1,154,956	(25,000)		1,129,956

Minority interest	—	1,389	—		1,389			1,389
Shareholders' equity
Common Stock	5,280	1,676	(624	)(1)(6)(7)	6,332			6,332
Preferred Stock	—	—	—			23,584	(12)	23,584
Additional paid-in capital	10,526	16,187	(2,018	)(1)(6)(7)	24,695	1,416	(12)	26,111
Retained earnings (deficit)	57,337	(817)	817	(7)	57,337			57,337
Accumulated other comprehensive (loss)	(3,982)	(57)	57	(7)	(3,982)			(3,982)
Treasury stock, at cost	(1,808)	(61)	61	(6)	(1,808)			(1,808)

Total shareholders' equity	67,353	16,928	(1,707)		82,574	25,000		107,574

Total liabilities and shareholders' Equity	$1,002,196	$235,391	$1,332		$1,238,919	$—		$1,238,919

Book value per share	$12.98	$10.10			$13.23			$17.24
Tangible book value per share	$12.98	$9.28			$12.50			$16.51
Common Share outstanding	5,187,229	1,675,596	(623,435	)(1)	6,239,390			6,239,390
Capital Ratios
Leverage Ratio	8.66%	6.44%			7.84%			9.87%
Tier I Capital Ratio	10.04%	10.38%			9.60%			12.09%
Risk-Based Capital Ratio	11.10%	11.26%			10.64%			13.13%

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2007

(IN THOUSANDS, EXCEPT SHARE DATA)

	First Chester County Corporation	American Home Bank	Pro Forma Merger Adjustments		Pro Forma Combined	Pro Forma Impact of TARP Capital		Pro Forma Net
Interest Income
Loans and leases, including fees	$49,791	$10,129	$27	(9)	$59,947			$59,947
Investment securities	4,232	1,056	12	(8)	5,300			5,300
Federal funds sold and deposits at banks	2,413	814	(93	)(1)(5)	3,134			3,134

Total interest income	56,436	11,999	(54)		68,381			68,381

Interest Expense
Deposits	20,529	7,555	(380	)(3)	27,704			27,704
Subordinated Debt	1,460	—			1,460			1,460
Federal Home Loan Bank and other borrowings	2,984	921	(109	)(4)	3,796	(985	)(13)	2,811

Total interest expense	24,973	8,476	(489)		32,960	(985)		31,975

Net interest income	31,463	3,523	435		35,421	985		36,406
Provision for loan and lease losses	80	200			280			280

Net interest income after provision for loan and lease losses	31,383	3,323	435		35,141	985		36,126
Non-interest Income
Wealth management and advisory services	3,620	—			3,620			3,620
Service charges on deposit accounts	2,362	1			2,363			2,363
Gain (losses) on sales of invest securities, net	2	356			358			358
Operating lease rental income	1,273	—			1,273			1,273
Gains on the sale of fixed assets and OREO	1,425	—			1,425			1,425
Gains and fees on the sale of loans	628	17,589			18,217			18,217
Bank owned life insurance	—	63			63			63
Other Income	2,477	2,496			4,973			4,973

Total non-interest income	11,787	20,505	—		32,292	—		32,292

Non-Interest Expense
Salaries and employee benefits	19,025	13,909			32,934			32,934
Occupancy, equipment and data processing expenses	5,152	3,620			8,772			8,772
Depreciation expense on operating leases	1,056	—			1,056			1,056
Bank shares tax	705	109			814			814
Professional services	2,031	1,153			3,184			3,184
Marketing	902	710			1,612			1,612
Other Expense	3,699	4,632			8,331			8,331

Total non-interest expenses	32,570	24,133	—		56,703	—		56,703

Income (loss) before income taxes	10,600	(305)	435		10,730	985		11,715
Income taxes	2,931		148	(2)	3,079	335	(14)	3,414

Net income (loss)	$7,669	$(305)	$287		$7,651	$650		8,301

Preferred stock dividend	—	—	—		—	1,582	(15)	1,582

Net income available to common shareholders	$7,669	$(305)	$287		$7,651	$(932)		$6,719

Basic earnings (loss) per share	$1.49	$(0.18)			$1.23	$(0.15)		$1.08
Basic weighted average shares outstanding	5,160,607	1,674,024	(618,399	)(1)(6)	6,216,232			6,216,232
Diluted earnings (loss) per share	$1.47	$(0.18)	(1	)(6)	$1.21	$(0.14)		$1.07
Diluted weighted average shares outstanding	5,219,940	1,674,024	(596,346)		6,297,618			6,297,618

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

(IN THOUSANDS, EXCEPT SHARE DATA)

	First Chester County Corporation	American Home Bank	Pro Forma Merger Adjustments		Pro Forma Combined	Pro Forma Impact of TARP Capital		Pro Forma Net
Interest Income
Loans and leases, including fees	$36,845	$10,320	$20	(9)	$47,185			$47,185
Investment securities	3,836	431	9	(8)	4,276			4,276
Federal funds sold and deposits at banks	1,068	376	(70	)(1)(5)	1,374			1,374

Total interest income	41,749	11,127	(41)		52,835			52,835

Interest Expense
Deposits	12,099	6,099	(285	)(3)	17,913			17,913
Subordinated Debt	683	—			683			683
Federal Home Loan Bank and other borrowings	4,390	1,185	(82	)(4)	5,493	(732	)(13)	4,761

Total interest expense	17,172	7,284	(367)		24,089	(732)		23,357

Net interest income	24,577	3,843	326		28,746	732		29,478
Provision for loan and lease losses	950	320			1,270			1,270

Net interest income after provision for loan and lease losses	23,627	3,523	326		27,476	732		28,208
Non-interest Income
Wealth management and advisory services	3,069	—			3,069			3,069
Service charges on deposit accounts	1,853	3			1,856			1,856
Gain (losses) on sales of invest securities, net	273	—			273			273
Operating lease rental income	967	—			967			967
Gains on the sale of fixed assets and OREO	(33)	—			(33)			(33)
Gains and fees on the sale of loans	197	12,221			12,418			12,418
Bank owned life insurance	203	55			258			258
Asset Impairment	(1,267)				(1,267)			(1,267)
Other Income	1,693	2,681			4,374			4,374

Total non-interest income	6,955	14,960	—		21,915	—		21,915

Non-Interest Expense
Salaries and employee benefits	13,845	10,543			24,388			24,388
Occupancy, equipment and data processing expenses	4,342	2,839			7,181			7,181
Depreciation expense on operating leases	799	—			799			799
Bank shares tax	592	101			693			693
Professional services	1,368	932			2,300			2,300
Marketing	704	697			1,401			1,401
Other Expense	3,434	3,304			6,738			6,738

Total non-interest expenses	25,084	18,416	—		43,500	—		43,500

Income (loss) before income taxes	5,498	67	326		5,891	732		6,623
Income taxes	1,329		111	(2)	1,440	249	(14)	1,689

Net income (loss)	$4,169	$67	$215		$4,451	$483		$4,934

Preferred stock dividend	—	—	—		—	1,185	(15)	1,185

Net income available to common shareholders	$4,169	$67	$215		$4,451	$(702)		$3,749

Basic earnings (loss) per share	$0.80	$0.04			$0.71	$(0.11)		$0.60
Basic weighted average shares outstanding	5,184,173	1,675,596	(623,435	)(1)(6)	6,236,334			6,236,334
Diluted earnings (loss) per share	$0.80	$0.03		(1)(6)	$0.72	$(0.12)		$0.60
Diluted weighted average shares outstanding	5,200,200	1,976,096	(979,922)		6,196,374			6,196,374

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

        The unaudited pro forma combined financial statements present two pro forma scenarios. The first presents the pro forma adjustments necessary to combine First Chester County Corporation and American Home Bank, reflecting the merger that was effective on December 31, 2008. The second scenario presents the pro forma impact of the issuance of $25 million of Program Preferred Shares and $1.25 million of Warrant Preferred Shares to the US Treasury under the Capital Purchase Program.

        The unaudited pro forma combined financial information relating to the merger is presented as of and for the nine months ended September 30, 2008 and the unaudited pro forma combined income statement for the year ended December 31, 2007. First Chester County and American Home Bank are in the process of analyzing and reviewing their accounting and financial reporting policies and procedures and, as a result of this review, may reflect changes in one or the other of First Chester County's or American Home Bank's policies or procedures in future presentations of combined results in order to conform to the accounting policies that will be determined to be most appropriate for the combined company. This pro forma presentation was prepared in accordance with SFAS No. 141, "Business Combinations."

        The pro forma adjustments consist of the adjustments necessary to combine First Chester County and American Home Bank, including the conversion of American Home Bank common shares exchanged, at shareholders election, into either 0.70 shares of First Chester County common stock, $11.00 in cash, or a combination of both stock and cash, for each share of American Home Bank common stock. Notwithstanding such an election the total number of shares of First Chester County common stock that were exchanged for American Home Bank common stock was 1,052,160 shares. Per the Merger Agreement 90% of American Home Bank's outstanding common stock was exchanged for First Chester County common stock and approximately 10% of American Home Bank's outstanding common stock was exchanged for cash. The conversion of American Home Bank common stock into First Chester County common stock was based on the exchange ratio in the Merger Agreement. A value of $14.34 was assigned to the issuance of First Chester County common stock issued, which represents the four day average of the closing prices of First Chester County common shares for the two days before and after the merger announcement date of September 19, 2008.

        In addition, pursuant to the terms of the Merger Agreement, pro forma adjustments were made for American Home Bank options to purchase shares of American Home Bank common stock at the effective time of the merger to become an option to purchase such number of shares of the Corporation common stock equal to the number of shares of the American Home Bank option times 0.7000, at an exercise price equal to the exercise price of the American Home Bank option at the effective time of the merger divided by 0.7000. Pro forma adjustments for each outstanding American Home Bank warrant at the effective time of the merger were converted to the right to receive cash in an amount equal to the difference between the American Home Bank warrant strike price and $11.00.

        Consideration has been given to providing an estimate of the anticipated transaction costs to be incurred in connection with the merger. Such costs are expected to approximate $2.7 million on a pre-tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet. Under current accounting rules, certain other costs will not be accruable at the closing of the merger and will be recognized in periods both before and after the date of the merger. The detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was given to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statement.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

        The total estimated purchase price of American Home Bank common stock for the purpose of this pro forma financial information is $20.0 million.

		September 30, 2008
		($ in thousands except share data)
Purchase Price:
Purchase Price Assign to Stock:
American Home Bank Shares exchanged for stock	1,503,086
Exchange ratio	0.70

First Chester County common stock to be issued	1,052,160
Average purchase price per First Chester County common share	$14.34

Purchase price assigned to shares exchanged for stock		$15,088
Purchase Price Assigned to Cash:
American Home Bank Shares exchanged for cash	166,909
Cash purchase price per American Bank Home common share	$11.00

Purchase price assigned to shares exchanged for cash		1,836
Purchase price assigned to cash paid for customized system software		90
Purchase Price Assigned to Options and Warrants:
Value ascribed to American Home Bank options converted to First Chester County options		133
American Home Bank warrants cashed out		212
Transaction costs		2,696

Total Purchase Price		$20,055
Net Assets Acquired:
American Home Bank shareholders' equity	$16,928
American Home Bank goodwill and other intangibles	(1,372)
Estimated increase (decrease) to reflect assets acquired at fair value:
Loans	(150)
Deferred tax assets	341
Fixed assets—customized system software	90
Estimated increase (decrease) to reflect liabilities acquired at fair value:
Time deposits	(201)
Borrowings	(142)
Net Assets Acquired		15,494

Goodwill resulting from merger		$4,561

        The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of American Home Bank at their respective fair values and represents management's best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. Furthermore, the final allocation of the

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

purchase price will be determined after the completion of a final analysis to determine the fair values of American Home Bank's tangible and identifiable intangible assets and liabilities as of the closing date of the transaction. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

        The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the merger actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

        Certain reclassification adjustments to American Home Bank's historical financial statements were made to conform to First Chester County's presentation within the pro forma financial statements and are described as follows:

  a.
  Reclassified restricted investment in bank stocks to investment securities available for sale.

  b.
  Reclassified accrued interest receivable to other assets.

  c.
  Reclassified net deferred tax asset from other assets

  d.
  Reclassified derivative assets from other assets

  e.
  Reclassified short term investments to federal funds sold and other investments and interest bearing deposits

  f.
  Reclassified accrued interest payable to other liabilities

  g.
  Reclassified derivative liabilities from other liabilities

Note 2—Pro Forma Adjustments

(1)
Adjustment to record the following: (a) goodwill arising from the excess of purchase price over the fair value of net assets of $5.0 million; (b) the payment of cash of $2.1 million for the settlement of 10% of American Home Bank common stock for cash at $11.00 per share, payment of cash of $212,000 for the settlement of American Home Bank warrants, and payment of $90,000 of cash to construction mortgage acceptance corporation for the purchase of customized system software and (c) the issuance of 1,052,160 shares of First Chester Count common stock for the settlement of 90% of American Home Bank common stock for First Chester County common stock at the exchange ratio of 0.70. Federal funds sold and other overnight investment interest income was reduced for the cash payments assuming a yield of 2.5% and a reduction of related interest income of $51,000 in the first year following consummation. Average basic and diluted shares have also been adjusted for First Chester County common shares issued for the settlement and American Home Bank options to be rolled over into First Chester County options. Diluted shares were excluded from the computation of diluted earnings per share for American Home Bank for the twelve months ended December 31, 2007 because they were anti-dilutive.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (Continued)

Note 2—Pro Forma Adjustments (Continued)

(2)
Adjustment to reflect the net deferred tax assets arising from both the recognition of the tax effects of expenses incurred to complete the transaction and the tax effects associated with the adjustments necessary to reflect the acquisition of net assets on a fair value basis. Deferred taxes were recorded using the federal tax rate of 34%.

(3)
Adjustment to reflect the fair values of certain interest-bearing deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using a level yield amortization method based upon the maturities of the deposit liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $380,000 in the first year following consummation.

(4)
Adjustment to fair value American Home Bank's long-term debt which consists primarily of FHLB advances at various terms and maturities. The adjustment will be substantially recognized using a level yield amortization method based upon the maturities of the debt. This adjustment is expected to decrease pro forma pre-tax interest expense by $109,000 in the first year following consummation.

(5)
Adjustment to record the pre-tax estimate of transaction expenses expected to be incurred in connection with the merger. Such expense includes fees related to professional services provided in connection with the merger as well as an estimate of the associated severance, deferred compensation obligations, and contract cancellations. Interest income has been reduced for the cost to fund the after tax cash outlay (estimated at $2.5 million) of the transaction expenses, which approximates $42,000 in the first year following consummation assuming a 2.5% cost of funds.

(6)
Adjustment to reflect First Chester County common stock expected to be issued in exchange for issued and outstanding shares of American Home Bank and First Chester County.

(7)
Adjustment to eliminate American Home Bank's historical shareholders' equity.

(8)
Adjustment to reflect the fair values of investments based on market valuations. Under FASB No. 115, such adjustments are reflected in historical amounts but have been included on a net of tax basis as an adjustment to equity. Such amounts were eliminated in item (7) and therefore will require prospective accretion of the discount to properly record earnings under the purchase method of accounting. The adjustment will be substantially recognized using a level yield amortization method based upon the maturities of the investments. This investment adjustment is expected to increase pro forma pre-tax interest income by $12,000 in the first year following consummation.

(9)
Adjustment to reflect the fair values of loans based on current interest rates, pricing characteristics, expected cash flows and other factors intrinsic to the computation of the fair value of the loan portfolio. The adjustment will be substantially recognized over the expected life of the loans using the sum of the years amortization method based upon the expected life of the loans. This adjustment is expected to increase pro forma pre-tax interest income by $27,000 in the first year following consummation.

(10)
Management reviewed the American Home Bank loan portfolio to determine adjustments in the acquisition for Statement of Position 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." This guidance addresses the accounting for the differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans, including those acquired in a business combination, if those differences are attributable,

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (Continued)

Note 2—Pro Forma Adjustments (Continued)

  at least in part, to credit quality considerations. Based upon management's analysis there is no adjustment needed at the current time related to Statement of Position 03-3.

(11)
Assumes the preferred stock proceeds of $25 million from the TARP Capital Purchase Program is used to reduce short term borrowings. Going forward, First Chester County Corporation expects to deploy the capital to fund loan growth.

(12)
Reflects the allocation of proceeds from issuing preferred stock and preferred stock warrants. The proceeds were allocated between the preferred stock and the preferred stock warrants based on their relative fair values. The accretion of the preferred stock, and the amortization of the warrant preferred stock to par was calculated using the effective yield method over five years, which is the expected life of the preferred stock.

(13)
Assumes the preferred stock proceeds of $25 million from the TARP Capital Purchase Program is used to reduce short term borrowings. The actual impact to net interest income would be different as First Chester County Corporation expects to deploy the capital to fund loan growth going forward. The impact of the additional loan growth cannot be estimated at this time as the timing of new business opportunities cannot be accurately predicted.

(14)
Additional income tax expense assuming a 34% tax rate

(15)
Reflects the 5% dividend on the preferred stock, the 9% divided on the warrant preferred stock, and the net of the accretion on the preferred stock and the amortization of the warrant preferred to par, based on a five year life using the effective yield method. These costs reduce income available to common shareholders.

PROXY

FIRST CHESTER COUNTY CORPORATION

SPECIAL MEETING OF SHAREHOLDERS,

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF FIRST CHESTER COUNTY CORPORATION

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON             , 2009:  A COPY OF THE PROXY STATEMENT AND ANY ADDITIONAL SOLICITATION MATERIALS PERTAINING TO THE SOLICITATION OF PROXIES FOR THIS SPECIAL MEETING  THAT MAY BE SENT OR PUBLISHED FROM TIME TO TIME ARE OR WILL BE AVAILABLE AT                          .

The undersigned, revoking any contrary proxy previously given, hereby appoints John C. Stoddart and Andrew H. Stump (the “Proxies”), and each of them, jointly and severally, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Special Meeting of Shareholders of First Chester County Corporation (the “Corporation”) to be held on                   and at any adjournment of such meeting, and to vote, as designated on the reverse side of this proxy card, all shares of the common stock of First Chester County Corporation which the undersigned would be entitled to vote if personally present.  By signing and returning this proxy, the undersigned gives the Proxies discretionary authority regarding any other business which may properly come before the Special Meeting, or any adjournment thereof.  If you wish to attend the Special Meeting and vote in person, please contact the Shareholder Relations Officer at 484-881-4141.

The Board of Directors recommends a vote (1) “FOR” the proposal to amend the Corporation’s Articles of Incorporation to authorize the issuance of 30,000 shares of preferred stock, $0.01 par value per share, which would be issued solely in connection with the Corporation’s participation in the Capital Purchase Program instituted by the U.S. Department of Treasury, and to make a related technical correction, (2) subject to the approval of the foregoing proposal, “FOR” the amendments to the Corporation’s Articles of Incorporation and By-Laws to permit compliance with the terms of the Capital Purchase Program, (3) “FOR” the proposal to amend the Articles of Incorporation and By-Laws to permit the issuance of uncertificated shares, and (4) “FOR” the proposal to adjourn, if necessary, the Special Meeting to a later date.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY

PROMPTLY USING THE ENCLOSED ENVELOPE.

FIRST CHESTER COUNTY CORPORATION

VOTE BY MAIL

Mark, sign and date your proxy card and return it in postage-paid envelope we have provided or return it to First Chester County Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

This proxy will be voted as directed.  If no directions to the contrary are indicated, the Proxies intend to vote “FOR” each of the following proposals.

PROPOSALS:

1.             APPROVAL OF THE AMENDMENTS TO THE CORPORATION’S ARTICLES OF INCORPORATION RELATED TO THE AUTHORIZATION OF 30,000 SHARES OF PREFERRED STOCK, $0.01 PAR VALUE PER SHARE.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

2.             APPROVAL OF THE AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BY-LAWS TO PERMIT COMPLIANCE WITH THE TERMS OF THE CAPITAL PURCHASE PROGRAM.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

3              APPROVAL OF THE AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BY-LAWS TO PERMIT THE ISSUANCE OF UNCERTIFICATED SHARES.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

4.             APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

5.             OTHER MATTERS – TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please sign exactly as the name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer and affix corporate seal.  If a partnership, please sign in partnership name by general partner.

Signature	Date

Signature (Joint Owners)	Date